Exhibit 99.a(6)

AMENDMENT TO THE
TRUST INSTRUMENT AND BYLAWS

OF

CREDIT SUISSE COMMODITY RETURN STRATEGY FUND

This Amendment is being entered into by the undersigned trustees (the “Trustees’) of Credit Suisse Commodity Return Strategy Fund (the “Trust”) to amend the Trust Instrument of the Trust, dated as of May 18, 2004 (as amended to date, the “Trust Instrument”) and the Bylaws of the Trust, dated as May 18, 2004 (as amended to date, the “Bylaws”).

WHEREAS, the Trustees deem it advisable for the Trust to change its name to “Credit Suisse Commodity Strategy Funds.”

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Trust Instrument and Bylaws are amended as follows:

1.     The name “Credit Suisse Commodity Return Strategy Fund” shall be replaced in each and every instance with “Credit Suisse Commodity Strategy Funds.”

2.     This Amendment shall be governed by, and construed in accordance with, the laws of the Delaware.

3.     The Trustees, or any one of them, are authorized and directed to execute and file a Certificate Amendment to Certificate of Trust with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, this Amendment has been executed by the undersigned as of the 14th day of August, 2012.

/s/Enrique R. Arzac
Enrique R. Arzac, as Trustee

/s/Jeffrey E. Garten
Jeffrey E. Garten, as Trustee

/s/Peter F. Krogh
Peter F. Krogh, as Trustee

/s/Steven N. Rappaport
Steven N. Rappaport, as Trustee